Exhibit 99.3

Offer to Exchange

First Mortgage Bonds, 4.550% Series due 2030

(Registered under the Securities Act of 1933)

for Any and All Outstanding

First Mortgage Bonds, 4.550% Series due 2030

(144A CUSIP: 240019 BW8; Reg S CUSIP: U23926 AC9)

of

The Dayton Power and Light Company

(d/b/a AES Ohio)

To Registered Holders and The Depository

Trust Company Participants:

Enclosed are the materials listed below relating to the offer by The Dayton Power and Light Company, an Ohio corporation doing business as AES Ohio (the “Company”), to exchange its First Mortgage Bonds, 4.550% Series due 2030 (the “New Bonds”), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding First Mortgage Bonds, 4.550% Series due 2030 (the “Old Bonds”) upon the terms and subject to the conditions set forth in the Company’s Prospectus dated December 5, 2025 (which constitutes the “Exchange Offer”).

Enclosed herewith are copies of the following documents:

1.	Prospectus dated December 5, 2025;

2.	Notice of Guaranteed Delivery;

3.	Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner; and

4.

Letter which may be sent to your clients for whose account you hold Old Bonds in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 P.M., New York City time, on     , 2025, unless extended.

The Exchange Offer is not conditioned upon any minimum number of Old Bonds being tendered.

Pursuant to the Prospectus, each holder of Old Bonds will represent to the Company that (i) the holder is not an “affiliate” of the Company, (ii) any New Bonds to be received by it are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such New Bonds. If the tendering holder is a broker-dealer that will receive New Bonds for its own account in exchange for Old Bonds, you will represent on behalf of such broker-dealer that the Old Bonds to be exchanged for the New Bonds were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Bonds. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Bonds, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Old Bonds for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Bonds pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Bonds to it.

Additional copies of the enclosed materials may be obtained from the undersigned.

Very truly yours,
The Dayton Power and Light Company (d/b/a AES Ohio)

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE DAYTON POWER AND LIGHT COMPANY OR THE BANK OF NEW YORK MELLON OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.